FIRST AMENDMENT TO THE AGREEMENT
                      AND PLAN OF MERGER AND REORGANIZATION

         This First Amendment (the "Amendment") to the Agreement and Plan of Merger and Reorganization dated November 21, 2005 (the "Agreement") is made and entered into as of March 6, 2006, by and among: SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation ("Parent"); MAMMOTH ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); MAMMOTH ACQUISITION SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("LLC"); and THE MED-DESIGN CORPORATION, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Boards of Directors of each of Parent, Merger Sub, and the Company and the sole member of LLC deem it advisable and in the best interest of each entity and its respective stockholders or interest holders to amend the Agreement as set forth herein.

         WHEREAS, Section 10.1 of the Agreement provides that the Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent and an instrument in writing signed on behalf of each of the parties to the Agreement.

         WHEREAS, the Boards of Directors of the Company and Parent have approved this Amendment.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the promises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1.1 The Amendments. (a) Section 4.8 is hereby amended by deleting it in its entirety and substituting in its place the following:

         Cash Conservation. The Company agrees that its monthly burn rate beginning December 1, 2005 shall not exceed a rolling average of $175,000 per month, and its cumulative burn rate from December 1, 2005 until the Closing Date shall not exceed $1,000,000. For purposes of this section, burn rate shall be defined as the difference between (a) the sum of (i) all revenue, determined in accordance with GAAP as applied in the preparation of the Company's financial statements (for purposes of this calculation, royalty revenue from Becton Dickinson products will be the actual reported royalty revenue for December 2005, or $140,000 if the actual reported royalty revenue for December 2005 is not available at the time of determination, and $112,000 per month for January through June 2006), and (ii) net interest income minus (b) the sum of (i) product costs (excluding depreciation and amortization),
         (ii) all other expenses (excluding depreciation and amortization and other noncash expenses, such as stock-based compensation expense), provided that insurance expense shall include only actual cash expended for the relevant period until the Closing Date and (iii) capital expenditures, all determined in accordance with GAAP, as aforesaid, other than expenses taken into account in the determination of the Actual Company Cash Amount at November 30, 2005 in accordance with
         Section 1.5(b)(iii).

         (b) Section 9.1(b) is hereby amended by deleting it in its entirety and substituting in its place the following:

         by either Parent or the Company if the Merger shall not have been consummated by June 30, 2006 (the "End Date") (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

         1.2 Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement and exhibits and schedules thereto shall remain in full force and effect in all respects. In the event of a conflict between this Amendment and the Agreement, exhibits or schedules, this Amendment shall govern.

         1.3 Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one amendment. Fascimile copies shall be deemed to be binding originals.

         1.4 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.


                                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.



                                 By: /s/ Jeffrey M. Soinski
                                     ---------------------------------

                                 Name: Jeffrey M. Soinski
                                       -------------------------------

                                 Title: President and CEO
                                        ------------------------------




                                 MAMMOTH ACQUISITION SUB, INC.



                                 By: /s/ Jeffrey M. Soinski
                                     ---------------------------------

                                 Name: Jeffrey M. Soinski
                                       -------------------------------

                                 Title: President
                                        ------------------------------

                                 MAMMOTH ACQUISITION SUB, LLC



                                 By: /s/ Jeffrey M. Soinski
                                     ---------------------------------

                                 Name: Jeffrey M. Soinski
                                       -------------------------------

                                 Title: President
                                        ------------------------------




                                 THE MED-DESIGN CORPORATION



                                 By: /s/ David R. Dowsett
                                     ---------------------------------

                                 Name: David R. Dowsett
                                       -------------------------------

                                 Title: Acting CEO
                                        ------------------------------